Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 12th day of October, 2022 (the “Effective Date”), by and between Silo Pharma Inc, a Delaware corporation with offices at 60 Sylvan Ave, Suite 3160, Englewood Cliffs NJ 07632 (the “Corporation”), and Eric Weisblum, an individual residing at 41 Owatonna St, Haworth NJ 07641 (the “Executive”), under the following circumstances:

RECITALS:

A. The Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth;

B. The Executive desires to render services to the Corporation upon the terms and conditions hereinafter set forth;

C. The Corporation and the Executive desire for this Agreement to constitute and embody their full and complete understanding and agreement with respect to the Executive’s employment by the Corporation;

NOW, THEREFORE, the parties mutually agree as follows:

1. Employment. The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

2. Duties. The Executive shall serve as the Chief Executive Officer of the Corporation, with such duties, responsibilities, and authority as are commensurate and consistent with his position, and such other duties, responsibilities and authority as may be, from time to time, reasonably assigned to him by the Board of Directors (the “Board”) or Chairman of the Board of the Corporation. The Executive shall report directly to the Board of the Corporation. During the Term (as defined in Section 3), the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs, and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the confidentiality provisions set forth in Section 8 below. For the avoidance of doubt, Executive may invest or be involved with other ventures and investments, including intellectual property related ventures and investments, (hereafter “Other Investments”), so long as all Other Investments are disclosed to the Corporation and the Corporation determines that Executive’s involvement in any Other Investment does not contravene any provisions of this Agreement or will breach any of Executive’s duties to Company or its stockholders.

3. Term of Employment. The term of this Agreement shall commence upon the Effective Date and shall continue for a one (1) year (the “Initial Term”) from such date and shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than three (3) months prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4. Compensation of Executive.

(a) The Corporation shall pay the Executive as compensation for his services hereunder, in equal semi-monthly or bi-weekly installments during the Term, the sum of Three Hundred Fifty Thousand Dollars ($350,000) per annum (as in effect from time to time, the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and has the right but not the obligation to increase it, but has no right to decrease the Base Salary.

(b) In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to receive a one-time Sign-On Bonus (the “Sign-On Bonus”) in the amount of One Hundred Thousand Dollars ($100,000). The Sign-On Bonus shall be paid in accordance with the Company’s regular payroll in two equal installments, the first payable after the Executive completes the first 30 days of employment and the second shall be payable after Executives completes 80 days of employment.

(c) In addition to the Base Salary set forth in Section 4(a) above and the Sign-On Bonus set forth in Section 4(b) above, the Executive shall be entitled to receive an annual cash bonus (“Annual Bonus”) in an amount up to Three Hundred Fifty Thousand Dollars ($350,000) if the Corporation meets or exceeds criteria adopted by the Compensation Committee of the Board (the “Compensation Committee”) for earning Bonuses, which criteria shall be adopted by the Compensation Committee annually after consultation with the Executive and which criteria must be reasonably likely to be attainable. Annual Bonuses shall be paid by the Corporation to the Executive promptly after the year end, it being understood that the Compensation Committee’s determinations concerning attainment of any financial targets associated with any bonus determination shall not be determined until following the completion of the Corporation’s annual audit, if any, but in no event later than April 15th of the year following the year for which it is being paid (and if the Executive was employed as of the last day of the calendar year to which such Annual Bonus relates, then the Executive shall be entitled to the Annual Bonus for such year, even if he is not employed by the Corporation on the date the Annual Bonus is paid for such last year). The Compensation Committee may provide for lesser or greater percentage Annual Bonus payments for Executive upon achievement of partial or additional criteria established or determined by the Compensation Committee from time to time. For the avoidance of doubt, if Executive is employed upon expiration of the term of this Agreement, he shall be entitled to the Annual Bonus for such last year on a pro-rata basis through the last date of employment, even if he is not employed by the Corporation on the date the Annual Bonus is paid for such last year. In his sole discretion, the Executive may elect to receive such annual bonus in common stock of the Corporation at the basis determined by the Compensation Committee in good faith.

(d) The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses from time to time.

(e) The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Corporation provides to its senior executives, including group family health insurance coverage, which shall be paid by the Corporation (the “Benefit Plans”). If at any time during the Term, the Corporation does not provide its senior executives with health insurance (including hospitalization) under a Benefit Plan, Executive shall be entitled to secure such health insurance for himself and his immediate family (i.e., spouse and natural born children) and the Corporation shall reimburse Executive for the cost of such insurance promptly after payment by the Executive for such insurance. For the avoidance of doubt, Executive shall be entitled to secure health insurance from high quality companies such as Blue Cross/Blue Shield, United, or Emblem, and the ability to select a no or low deductible plan. If Executive secures such health insurance, such health insurance shall be deemed to be a Benefit Plan hereunder.

(f) The Corporation shall execute and deliver in favor of the Executive an indemnification agreement on the same terms and conditions entered into with the other officers and directors of the Corporation. Such agreement shall provide for the indemnification of the Executive for the term of his employment and for a period of at least six (6) years thereafter. The Corporation shall maintain directors’ and officers’ insurance during the Term and for a period of at least six (6) years thereafter.

(g) The Corporation shall also maintain (or hire, if applicable) a New Jersey based executive assistant to assist the Executive with his duties.

5. Termination.

(a) This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i) upon the Executive’s death:

(ii) upon the Executive’s “Total Disability (as herein defined);

(iii) upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely Non-Renewal Notice in accordance with Section 3, above;

(iv) at the Executive’s option, upon ninety (90) days prior written notice to the Corporation (other than under the circumstances set forth in Section 5(b)(viii));

(v) at the Executive’s option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting “Good Reason” for termination by the Executive;

(vi) at the Corporation’s option, in the event of an act or inaction by the Executive, defined in Section 5(d), below, as constituting “Cause” for termination by the Corporation;

(vii) at the Corporation’s option, upon ninety (90) days prior written notice to the Executive, without Cause. For the purposes of clarity only, this includes any decision by the Corporation to remove Executive as CEO for any reason, other than for Cause and any decision by the Corporation not to renew Executive’s Employment Agreement; and

(viii) at the Executive’s option, upon written notice to the Corporation at any time within forty (40) days of the consummation of a Change in Control Transaction.

(b) For purposes of this Agreement, the Executive shall be deemed to be suffering from a “Total Disability” if the Executive has failed to perform his regular and customary duties to the Corporation as a result of a medical condition for a period of 180 days out of any 360-day period.

(c) For purposes of this Agreement, the term “Good Reason” shall mean that the Executive has resigned due to: (i) a material diminution of duties inconsistent with Executive’s title, authority, duties, and responsibilities (including, without limitation, a change in the chain of reporting); (ii) any relocation of the principal location of Executive’s employment outside of New Jersey without the Executive’s prior written consent; (iii) any material violation by the Corporation of its obligations (including, without limitation, its compensation obligations) under this Agreement; provided, in each case, that the Executive has given written notice to the Corporation within ninety (90) days of Executive’s knowledge of the initial occurrence of such event, and the Corporation has failed to cure such acts within thirty (30) days of receipt of such notice, and the Executive must then terminate his employment within thirty (30) days following the expiration of such cure period for the termination to be on account of Good Reason. For purposes of this Agreement, the term “Change in Control Transaction” means the sale of the Corporation to an un-affiliated person or entity or group of un-affiliated persons or entities pursuant to which such party or parties acquire (i) shares of capital stock of the Corporation representing at least fifty percent (50%) of outstanding capital stock or sufficient to elect a majority of the Board or of the board of directors of the Corporation (whether by merger, consolidation, sale, or transfer of shares (other than a merger where the Corporation is the surviving corporation and the shareholders and directors of the Corporation prior to the merger constitute a majority of the shareholders and directors, respectively, of the surviving corporation (or its parent)) or (ii) all or substantially all of the Corporation’s assets determined on a consolidated basis. Any equity grants issued to the Executive pursuant to the terms of this Agreement shall be immediately vested upon consummation of a Change in Control Transaction. Notwithstanding the foregoing, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control Transaction shall be deemed to have only if a change in the ownership or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A.

(d) For purposes of this Agreement, the term “Cause” shall mean any material breach of this Agreement by Executive or material, gross, and willful misconduct on the part of the Executive in connection with his employment duties hereunder, in all cases that is not cured within fourteen (14) days after receipt of notice thereof (to the extent such breach is capable of being cured), or the Executive’s conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or any crime involving fraud, larceny, or embezzlement resulting in material harm to the Corporation by the Executive.

6. Effects of Termination.

Upon any termination of employment for any reason, whether by the Executive or the Corporation, the Executive shall be paid accrued but unpaid compensation and vacation pay through the date of termination, except in the case of termination under Section 5.(a)(vi), Annual Bonus for the year preceding termiantion, if unpaid (to be paid when it would ordinarily be paid) and any other benefits accrued to him under any Benefit Plans outstanding at the date of termination and the reimbursement of documented, unreimbursed expenses incurred on or prior to such date, all paid as promptly as practicable and in accordance with applicable law, and the Executive shall have medical coverage rights available under the Corporation’s Benefit Plans as otherwise provided by law, including the Consolidated Omnibus Budget Reconciliation Act and any similar state law or regulation (collectively, “COBRA Rights” and together with other compensation and benefits described in this paragraph, “Accrued Rights”).

The following provisions apply to specified termination events. Any Annual Bonus (including any pro-rated Annual Bonus) payable pursuant to the following provisions shall be paid at the same time that it would have been paid if the Executive’s employment had not terminated.

(a) Upon termination of the Executive’s employment pursuant to Section 5(a)(i) (Death) or (ii) (Disability), in addition to the Accrued Rights, the Executive or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: payment on a pro-rated basis of any Annual Bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of death or Total Disability. This Section 6(a) shall not terminate or otherwise interfere with any right to disability payments.

(b) Upon termination of the Executive’s employment pursuant to Section 5(a)(iii) (Non-Renewal) if such termination resulted from the Company’s election not to renew this Agreement, 5(a)(v) (Termination for Good Reason), 5(a)(vii) (Termination by the Company Without Cause) or 5(a)(viii) (Termination Within Forty Days of a Change in Control), in addition to the Accrued Rights, , the Executive shall be entitled to the following severance benefits: (i) twenty-four (24) months’ Base Salary at the then current rate, to be paid in a single lump sum payment not later than thirty (30) days following such termination, less withholding of all applicable taxes; (ii) if the Executive elects continuation coverage for group health coverage pursuant to COBRA Rights, then for a period of twenty-four (24) months following the Executive’s termination he will be obligated to pay only the portion of the full COBRA Rights cost of the coverage equal to an active employee’s share of premiums (if any) for coverage for the respective plan year and, to the extent required by any applicable nondiscrimination rules, the Employer-Provided COBRA Premium shall be treated as taxable income to the Executive; and (iii) payment on a pro-rated basis of any Annual Bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive’s termination of employment; provided, however, that the pro-rated Annual Bonus payable pursuant to Section 6(b)(iii) shall be no less than $200,000. The Company’s obligation to make the payments under this Section 6(b) (“Severance”) shall be conditioned upon (A) the Executive’s execution, delivery and non-revocation of a valid and enforceable separation agreement and general release of claims in the form attached hereto as Exhibit A (a “Release”), which becomes effective and irrevocable within sixty (60) days following the Executive’s termination of employment and (B) the Executive’s compliance with the provisions of this Agreement that survive termination of employment, including without limitation Section 8 of the Agreement, and compliance with all restrictive covenants to which Executive is otherwise subject to. The Severance will commence on the sixtieth (60th) day following the Executive’s last date of employment, provided that the Release executed by the Executive as required by clause (A) becomes irrevocable prior to such date, and shall be paid in accordance with the schedules established for payments of Base Salary and the Annual Bonus in this Section 6(b), as applicable; provided further that the first payment of Severance shall include any unpaid amounts that have been scheduled to occur during the first sixty (60) days following the Executive’s termination of employment under this Section 6(b).

(c) Upon termination of the Executive’s employment pursuant to Section, 5(a)(iii) (Non-Renewal) if such termination resulted from the Executive election not to renew this Agreement, Section (vi) (Termination by the Company for Cause) or Section 5(a)(iv) (Voluntary Termination by Executive), Executive shall only be entitled to receive Accrued Rights.

(d) Any payments required to be made hereunder by the Corporation to the Executive shall continue to the Executive’s beneficiaries in the event of his death until paid in full.

7. Vacations. The Executive shall be entitled to a vacation of three (3) weeks per year, during which period his Base Salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any vacation not taken in one (1) year shall accrue, up to a maximum of six (6) weeks of vacation, and shall carry over to the subsequent year.

8. Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how, and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge, or make known to any person any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this Section 8 shall survive the termination of the Executive’s employment hereunder. All references to the Corporation in Section 8 and Section 9 hereof shall include any subsidiary of the Corporation.

9. Section 409A.

(a) The provisions of this Agreement are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Corporation and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(b) To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the taxable year following the taxable year in which Executive incurred the expense.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment,” or like terms shall mean Separation from Service.

(d) Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

(e) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and other termination compensation or benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or termination compensation or benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), shall commence to be paid on the first payroll date following the six (6) months anniversary following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit (with any amounts which would have otherwise been due and payable prior to such paid being paid on such date). Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

10. Miscellaneous.

(a) The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique, and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Sections 8 or 9 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b) Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

 (c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes, as of the Effective Date, all prior understandings and agreements, whether oral or written, between the Executive and the Corporation with respect to such employment, including but not limited to, the Prior Agreement, and shall not be amended, modified, or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries, and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New Jersey.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the Effective Date.

(i) The Corporation and the Executive agree that both the Original Employment Agreement is null and void and that this Agreement governs Executive’s employment.

[Signature Page Follows]

[Execution Page for Employment Agreement]

CORPORATION:

Silo Pharma, Inc.

/s/ Wayne Linsley
By:	Wayne D. Linsley
Title:	Duly Authorized Chairman of the Compensation Committee

EXECUTIVE:

/s/ Eric Weisblum
Eric Weisblum

Exhibit A

GENERAL RELEASE OF CLAIMS

GENERAL RELEASE and WAIVER (this “Agreement”) made as of ____ , by and between Silo Pharma Inc, a Delaware corporation with offices at 60 Sylvan Ave, Suite 3160, Englewood Cliffs NJ 07632 (the “Company”), and Eric Weisblum, an individual residing at 41 Owatonna St, Haworth NJ 07641 (the “Employee” and together with the Employee, the “Parties”).

WHEREAS, Employee and the Company have agreed that Employee’s employment with the Company has been terminated;

WHEREAS, Employee and the Company have previously entered into an Employment Agreement dated ___, 2022, as may have been amended or supplemented from time to time (the “Employment Agreement”), with any terms used, but not defined herein, having the meaning set forth in the Employment Agreement; and

WHEREAS, the Parties desire to enter into this Agreement, in satisfaction of all obligations of the Employee and the Company in respect of Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Employee agree as follows:

1. Separation

(a) Date of Separation. Employee’s employment with the Company and all of its subsidiaries and affiliates will end on [DATE] (the “Termination Date”). Employee hereby acknowledges and agrees that Employee has resigned, effective as of the Termination Date, from any and all positions and titles Employee holds by virtue of his provision of services to the Company and its affiliates (the “Company Entities”).

(b) Severance. In consideration for, subject to and conditioned on Employee’s execution of this Agreement on or within twenty-one (21) days following the Termination Date, Employee’s non-revocation thereof and compliance with such other conditions as are set forth in the Employment Agreement, Employee is eligible to receive the Severance in accordance with the terms and conditions set forth in the Employment Agreement.

(c) Full Satisfaction. The Employee acknowledges and agrees that, except for the Accrued Rights and Severance, the Employee is not entitled to any other compensation or benefits from the Company (including without limitation any severance or termination compensation or benefits under any severance plan, program, policies, practices or arrangements of any of the Company Entities).

(d) COBRA. Pursuant to the applicable group plan terms and conditions, Employee will cease participating in Company’s health insurance plans as of the Termination Date. If applicable, the Company will send the Employee documentation under separate cover relating to the Employee’s rights pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

2. General Release and Waiver

(a) Release.

i. In exchange for and in consideration of the promises and covenants set forth in this Agreement and the Employment Agreement, Employee irrevocably and unconditionally releases and discharges the Company Entities and each of their subsidiaries, divisions, parents and member companies, institutions, affiliates or related business entities and, solely in their capacity as such, any and all of their past and present administrators, officers, partners, members, fiduciaries, trustees, directors, agents, representatives, shareholders, employees, board members, successors and assigns (hereinafter collectively referred to as “Releasees”), jointly and individually, from any and all actions, causes of action, grievances, arbitrations, obligations, liabilities, judgments, suits, debts, attorneys’ fees, costs, sums of money, wages, bonuses, benefits of any type, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, extents, executions, claims and demands whatsoever in law, or in equity, which Employee, Employee’s heirs, executors, administrators, successors and assigns, ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of time to the date Employee signs this Agreement.

ii. The foregoing release covers, without limitation, any claims of discrimination on the basis of pregnancy, race, color, sex, sexual orientation, disability, handicap, religion, creed, national origin, ancestry, age (including, without limitation, any rights or claims under the Age Discrimination Employment Act of 1967 or the Older Worker Benefits Protection Act), citizenship, ethnic characteristics, sexual or affectional preference or marital status and also includes, no matter how denominated or described, any claims of discrimination, retaliation, harassment or interference under any federal, state or local law, rule, regulation, collective bargaining agreement, or executive order including, without limitation, any rights or claims under Title VII of the Civil Rights Act of 1964; the Genetic Information Non Discrimination Act; the Civil Rights Acts of 1866 and 1991; 42 U.S.C. § 1981; the Equal Pay Act of 1963; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; and all other federal, state and local laws (whether statutory, regulatory or decisional) including, but not limited to, and any claims of conversion, failure to return property, failure to pay wages, wrongful discharge or termination, interference with contract, breach of covenant, breach of contract, violation of a collective bargaining agreement, whether written or oral, express or implied, breach of promise, public policy, negligence, retaliation, defamation, defamation of character, defamation of employment records, impairment of economic opportunity, loss of business opportunity, fraud, deceit, misrepresentation, whistle-blower activities, perceived disability, history of disability and payment of wages or benefits of any type, as well as any claims for attorneys’ fees or costs.

iii. It is the intention of the Parties in executing this Agreement that it shall be a general release and shall be effective as a bar to each and every matter released herein and that, should any proceeding be instituted with respect to the matters released herein, this Agreement shall be deemed in full and complete accord, satisfaction and settlement of any such released matter and sufficient basis for dismissal.

iv. Except as expressly provided herein, Employee acknowledges and agrees that, by signing this Agreement, Employee is surrendering and giving up any right Employee has or may have, without limiting the generality of any other provision herein, to assert any claim for individual relief or damages against or involving Company or the Releasees arising from or in any way relating to Employee’s employment with Company or the termination thereof, or to permit Employee to become and remain a member of any class seeking individual relief or damages against Company or the Releasees arising from or in any way relating to Employee’s employment with Company or the termination thereof. Nothing herein, however, shall prevent Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a state or local fair employment practices agency; provided, however, that Employee further agrees and understands that Employee has waived Employee’s right to recover monetary damages or other relief personal to employees in any such charge, complaint, grievance or lawsuit filed by Employee or on Employee’s behalf arising from, or in any way relating to, Employee’s employment with Company or the termination thereof, to the maximum extent permitted by applicable law. This release shall not apply to any claims which may not be released pursuant to applicable law and shall not apply to (1) Employee’s rights to enforce the Employment Agreement with respect to any claims with respect to the Accrued Rights or Severance, and (2) any rights in the nature of indemnification which the Employee may have with respect to claims against the Employee relating to or arising out of his employment with, or other provision of services to, the Company Entities.

v. Notwithstanding anything herein or in any other agreement with or policy of the Company to which Employee was or is subject, nothing herein or therein shall (A) prohibit Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (B) require Employee to comply with any notification or prior approval requirement with respect to any reporting described in clause (A); provided, however, that Employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

vi. Unknown Claims. It is a condition of this Agreement, and it is the Parties’ intention by executing this Agreement, that the release of claims contained in this Agreement shall be effective as a bar to each and every claim, whether now known or unknown.

vii. Covenant Not to Sue. Additionally, Employee agrees not sue, commence, assert, bring or file in any court or other tribunal, in any jurisdiction, any suit, action, litigation, complaint, cross-complaint, counterclaim, third-party complaint, petition or other pleading or proceeding, or otherwise seek affirmative relief against any Releasees on account of any claim released pursuant to this Agreement. Employee represents that Employee has no charges, complaints, grievances or any other claims or requests for relief pending against Company or the Releasees (as defined above) with the Equal Employment Opportunity Commission or any other federal, state or local administrative or other judicial tribunal and has no charges, complaints, grievances or any other claims regarding allegations of sexual harassment or sexual misconduct against the Company.

(b) Consideration. The Employee acknowledges the Severance is in addition to anything of value to which the Employee already is entitled from the Company and its affiliates and constitutes good and valuable additional consideration for this Agreement.

3. Acknowledgement of Restrictive Covenants. Employee acknowledges that Employee remains bound by his obligations pursuant to Section 8 of the Employment Agreement and any other restrictive covenants to which Employee is subject to.

4. No Admission of Liability. Employee agrees and acknowledges that nothing contained in this Agreement, nor the fact that Employee has been or will be paid any remuneration under it, shall be construed, considered or deemed to be an admission of liability or wrongdoing by either Company or any of the Releasees. Company and the Releasees deny committing any wrongdoing or violating any legal duty with respect to the Employee’s employment or the termination of Employee’s employment from Company. The terms of this Agreement, including all facts, circumstances, statements and documents, shall not be admissible or submitted as evidence in any litigation, in any forum, for any purpose, other than to secure enforcement of the terms and conditions of this Agreement, or as may otherwise be required by law.

5. Knowing and Voluntary Waiver; Acknowledgements.

(a) The Employee acknowledges that, by the Employee’s free and voluntary act of signing below, the Employee agrees to all of the terms of this Agreement and intends to be legally bound thereby. By signing this Agreement, Employee hereby acknowledges and agrees that:

i.	Employee has been afforded a reasonable and sufficient period of time to review this Agreement, for deliberation thereon and for negotiation of the terms thereof, and Employee is hereby specifically urged and advised by Company to consult with an attorney, legal counsel or a representative of Employee’s choice before signing it;

ii.	Employee has carefully read and understands the terms of this Agreement, all of which have been fully explained to Employee;

iii.	Employee has signed this Agreement freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

iv.	The only consideration for signing this Agreement are the terms stated herein and no other promise, agreement or representation of any kind has been made to Employee by any person or entity whatsoever to cause Employee to sign this Agreement;

v.	Employee acknowledges that she has been informed that she has the right to consider this Agreement for a period of at least 21 days prior to entering into this Agreement. Employee expressly acknowledges that Employee has taken sufficient time to consider this Agreement before signing it;

vi.	Employee expressly acknowledges that, if any changes – whether material or immaterial – are or were made to this Agreement after Employee’s receipt for review, such changes do not commence a new 21 day period for consideration; and

vii.	Employee acknowledges that this Agreement does not waive rights or claims that may arise after the date this Agreement is signed.

(b) Effective Date. This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by the Employee (the “Effective Date”), provided that the Parties acknowledge and agree that this Agreement shall be null and void if executed prior to the Termination Date. During the seven-day period prior to the Effective Date, the Employee may revoke his agreement to accept the terms hereof by indicating in writing to the Company his intention to revoke. If the Employee exercises his right to revoke hereunder, he shall forfeit his right to receive any Severance Payments.

6. Miscellaneous.

(a) Non-Disclosure. Employee acknowledges and agrees that Employee will not disclose the terms of this Agreement to anyone except for Employee’s spouse, tax advisor and/or attorney, and only then after having received assurances that they too will honor this confidentiality provision. Nothing in this Section or any other provision of this Agreement is intended to prevent the Parties from disclosing factual information regarding any claim for sexual harassment, sex discrimination, or retaliation for reporting sexual harassment or sex discrimination.

(b) Withholding. The Company may withhold from any amounts payable to the Employee all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood that the Employee shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(c) Severability. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(d) Notices. All notices given hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, or a national overnight courier service capable of providing delivery confirmation, or by hand-delivery, or by facsimile transmission with confirmed receipt, and, if intended for the Company, shall be addressed to it at: __________________________, Attn: General Counsel and if intended for the Employee, shall be addressed to him at the address on file at Company. Each such notice shall be deemed to be given on the date received at the address of the addressee or upon refusal to accept delivery.

(e) Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements relating thereto whether written or oral.

(f) Execution. This Agreement may be executed in two or more facsimiled counterparts, each of which shall be equivalent to an original, but which collectively shall constitute one Agreement.

(g) Modification; Successors and Assigns. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Parties. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors, assigns, legal representatives, executors, administrators and heirs, provided that Employee may not assign his obligations under this Agreement. Employee acknowledges and agree that the Releasees are express third party beneficiaries of this Agreement.

7. Governing Law

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to the rules of conflicts of law. The Employee represents and warrants that Employee was in fact individually represented by legal counsel in negotiating the terms of this Agreement, including a designation of the venue and forum in which a controversy arising from this Agreement will be adjudicated and the choice of law to be applied.

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement on the date first written above.

By:
Title:

Eric Weisblum